UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Hythiam, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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Hythiam, Inc.
11150 Santa Monica Blvd., Suite 1500
Los Angeles, California 90025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 18, 2009

Dear fellow stockholders:

Our 2009 annual meeting of stockholders will be held at 11150 Santa Monica Blvd., Los Angeles, California, on Friday, September 18, 2009, beginning at 10:00 a.m. local time. At the meeting, stockholders will vote on the following matters:

1.	Election of directors to hold office until our 2010 annual meeting of stockholders or until their successors are duly elected and qualified.

2.	Any other matters that properly come before the meeting.

Stockholders of record as of the close of business on July 31, 2009 are entitled to vote their shares by proxy or at the meeting or any postponement or adjournment thereof.

The enclosed proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by our board of directors for use at our annual meeting. The proxy statement not only describes the items that our stockholders are being asked to consider and vote on at the annual meeting, but also provides you with important information about us. Financial and other important information concerning us is also contained in our annual report for the year ended December 31, 2008, and any amendments thereto, filed by us with the U.S. Securities and Exchange Commission (SEC).

Pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed proxy statement and our 2008 annual report are available under the “Investor Relations,” sub-category “SEC Filings” section of our web site at http://www.hythiam.com. We began distributing this proxy statement, a form of proxy and the 2008 annual report on Form 10-K/A on or about August 7, 2009.

By order of the board of directors,

/s/ TERREN S. PEIZER
Terren S. Peizer
Chairman of the Board and Chief Executive Officer

Los Angeles, California
July 31, 2009

Whether or not you expect to be present at the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for Our
Annual Meeting of Stockholders to be Held on September 18, 2009

The proxy statement and 2008 annual report on Form 10-K/A are available at
http://www.proxyvote.com.
Information on our website does not constitute a part of this proxy statement.

Stockholders of the Record Date are encouraged and cordially invited to attend the 2009 Annual Meeting of Stockholders.

i

ii

2009 ANNUAL MEETING OF STOCKHOLDERS
OF
HYTHIAM, INC.

PROXY STATEMENT

The enclosed proxy is solicited on behalf of Hythiam, Inc., a Delaware corporation, for use at our annual meeting of stockholders to be held on Friday, September 18, 2009, beginning at 10:00 a.m. local time, at 11150 Santa Monica Blvd., Los Angeles, California 90025.

The approximate date that this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are being sent to stockholders is August 7, 2009. You should review this information in conjunction with our 2008 Annual Report on Form 10-K/A to Stockholders, which accompanies this proxy statement.

ANNUAL MEETING OF STOCKHOLDERS OF HYTHIAM, INC.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will vote on the election of directors and any other matters that properly come before the meeting. In addition, our management will report on our performance during 2008 and respond to questions from our stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, July 31, 2009, are entitled to receive notice of the annual meeting and vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in "street name" (that is, through a broker or other nominee), you will need to bring evidence of your share ownership, such as a copy of a brokerage statement, reflecting your stock ownership as of the record date and valid picture identification.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those beneficially owned.

If our shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with regard to those shares. As the stockholder of record, you have the right to grant your proxy directly to us to vote your shares on your behalf at the meeting or the right to vote in person at the meeting.

If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these materials have been forwarded to you by your broker or nominee, which is considered the stockholder of record with regard to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting so long as you bring a copy of a brokerage statement reflecting your ownership as of the record date. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum, permitting the meeting to conduct its business. As of July 31, 2009, there were approximately 55,163,616 shares of our common stock issued and outstanding, held by approximately 110 stockholders of record representing approximately 4,000 beneficial owners. Proxies received, but marked as abstentions, as well as broker non-votes will be included in calculating the number of shares considered present at the meeting for purposes of determining a quorum, but will not be counted as votes cast "for" or "against" any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting without further notice.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

How can I change my vote after I submit my proxy?

You may change your vote at any time prior to the vote at the annual meeting. If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes any earlier proxy), by providing a written notice of revocation to our corporate secretary prior to the time your shares are voted, or by attending the Annual Meting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy card from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What are the board's recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board recommends a vote FOR the reelection of each of our directors.  See “Election of Directors” below.

The board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Election of directors. A plurality of the votes cast at the annual meeting is required to elect each nominee.  Accordingly, abstentions and broker non-votes will have no effect on the election of directors, however, brokers will have authority to vote shares they hold on behalf of beneficial holders in favor of the nominees if they have not been instructed otherwise.  Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is specifically withheld.

Other items. For each other item, the affirmative vote of a majority of the votes cast, either in person or by proxy, at the annual meeting by the holders of common stock is required for approval.  A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.  Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. Broker non-votes will not be counted for purposes of the vote.

Who pays for the preparation of the proxy?

We will pay the cost of preparing, assembling and mailing the notice of meeting, proxy statement and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300. A list of stockholders entitled to vote at the annual meeting will be available at our offices, during normal business hours, for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

How can I obtain additional copies?

 If you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Hythiam, Inc.	or	Broadridge Financial Solutions, Inc.
11150 Santa Monica Blvd., Suite 1500		BY INTERNET: www.proxyvote.com
Los Angeles, California 90025		BY E-MAIL: sendmaterial@proxyvote.com
Telephone: (310) 444-4300		BY TELEPHONE: 800-579-1639

We will provide to those persons that make a request in writing (Attn: Investor Relations) or by e-mail (investor@hythiam.com) free of charge our (i) Annual Report on Form 10-K/A, any amendments thereto and the financial statements and any financial statement schedules filed by us with the Securities and Exchange Commission, or SEC, under Section 16(a) of the Securities Exchange Act of 1934, as amended, (ii) Audit Committee Charter, and (iii) Codes of Ethics. Our annual report and other periodic reports and any amendments thereto are also available on the SEC website at www.sec.gov by searching the EDGAR database for our filings.

Annual report and other matters

Our 2008 Annual Report on Form 10-K/A, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about us, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the "Audit Committee Report," and the "Compensation Committee Report" below shall not be deemed filed with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

CORPORATE GOVERNANCE

Our current directors who are nominated for reelection, and their ages as of July 31, 2009, are as follows:

Name	Age	Position	Director Since
Terren S. Peizer	50	Director, Chairman of the Board and Chief Executive Officer	2003

Richard A. Anderson	39	Director, President and Chief Operating Officer	2003

Andrea Grubb Barthwell, M.D.	54	Director, Chair of Compensation Committee, Member of the Audit Committee	2005

Marc G. Cummins	49	Director, Chair of Nominations and Governance Committee, Member of the Audit Committee	2004

Jay A. Wolf	35	Director	2008

Terren S. Peizer is our founder and has served as our chief executive officer and chairman of the board of directors since our inception in February, 2003.  Mr. Peizer served as chief executive officer of Clearant, Inc. until October 2003, a company which he founded in April 1999 to develop and commercialize a universal pathogen inactivation technology. He served as chairman of its board of directors from April 1999 to October 2004 and as director until February 2005. From February 1997 to February 1999, Mr. Peizer served as president and vice chairman of Hollis-Eden Pharmaceuticals, Inc., a Nasdaq Global Market listed company. In addition, from June 1999 through May 2003 he was a director, and from June 1999 through December 2000 he was chairman of the board, of supercomputer designer and builder Cray Inc., a Nasdaq Global Market listed company, and remains its largest beneficial stockholder. Since August 2006, he has served as chairman of the board of Xcorporeal, Inc. Mr. Peizer has been the largest beneficial stockholder and has held various senior executive positions with several technology and biotech companies. In these capacities, he has assisted these companies with assembling management teams, boards of directors and scientific advisory boards, formulating business and financial strategies, investor and public relations and capital formation. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston and Drexel Burnham Lambert. He received his B.S.E. in Finance from The Wharton School of Finance and Commerce.

Richard A. Anderson has more than fifteen years of experience in business development, strategic planning and financial management. He has served as a director since July 2003 and an officer since April 2005. He was the chief financial officer of Clearant, Inc. from November 1999 until March 2005, and served as a director from November 1999 to March 2006.  Mr. Anderson was previously with PriceWaterhouseCoopers, LLP, for seven years and was most recently a director and founding member of PriceWaterhouseCoopers Los Angeles Office Transaction Support Group, where he was involved in operational and financial due diligence, valuations and structuring for high technology companies. He received a B.A. in Business Economics from University of California, Santa Barbara.

Andrea Grubb Barthwell, M.D. has served as the founder and chief executive officer of the global health care and policy-consulting firm EMGlobal, LLC since February 2005. From January 2002 through July 2004, she served as deputy director for demand reduction in the Office of National Drug Control Policy with the title of deputy drug czar, was a principal advisor in the executive office of the president on policies aimed at reducing the demand for illicit drugs, and was an active member of the White House Task Force on Disadvantaged Youth and the White House Domestic Violence Working Group, working closely with the National Institute on Drug Abuse to define the scope of its Health Services Research portfolio. From June 2000 through January 2002, Dr. Barthwell served as executive vice president and chief clinical officer of Human Resources Development Institute drug treatment center, where she served as deputy executive director and medical director from 1985 through 1987. From 1999 through January 2002, she served as president and chief executive officer of BRASS Foundation drug treatment center, where she was medical director since 1995. From 1996 through January 2002, Dr. Barthwell served as president of

Encounter Medical Group (an affiliate of EMGlobal). From 1987 through 1996 she served as medical director of Interventions in Chicago, Illinois. She was a founding member of the Chicago Area AIDS Task Force, hosted a weekly local cable show on AIDS, and is a past president of the American Society of Addiction Medicine. In 2003, Dr. Barthwell received the Betty Ford Award, given by the Association for Medical Education and Research in Substance Abuse. In 1997, Dr. Barthwell's peers named her one of the "Best Doctors in America" in addiction medicine. Dr. Barthwell received a B.A. in Psychology from Wesleyan University, an M.D. from University of Michigan Medical School, and post-graduate training at University of Chicago and Northwestern University.

Marc G. Cummins is a managing partner of Prime Capital, LLC, a private investment firm focused on consumer companies.  Prior to founding Prime Capital, Mr. Cummins was managing partner of Catterton Partners, a private equity investor in consumer products and service companies with over $1 billion of assets under management. Prior to joining Catterton in 1998, Mr. Cummins spent fourteen years at Donaldson, Lufkin & Jenrette Securities Corporation where he was managing director of the Consumer Products and Specialty Distribution Group, and was also involved in leveraged buyouts, private equity and high yield financings.  He has been a director of Xcorporeal, Inc. since November 2006. Mr. Cummins received a B.A. in Economics, magna cum laude, from Middlebury College, where he was honored as a Middlebury College Scholar and is a member of Phi Beta Kappa. He also received an M.B.A. in Finance with honors from The Wharton School at University of Pennsylvania.

Jay A. Wolf is a partner and co-founder of Trinad Capital, an activist hedge fund focused on micro-cap public companies. Mr. Wolf has a broad range of investment and operations experience that includes senior and subordinated debt lending, private equity and venture capital investments, mergers & acquisitions and public equity investments. Prior to his work at Trinad Capital which commenced in 2003, Mr. Wolf served as executive vice president of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company’s acquisition program. Mr. Wolf worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank as an analyst in the firm’s senior debt department and subsequently for Trillium Growth Capital, the firm’s venture capital fund. Mr. Wolf currently sits on the boards of Mandalay Media, Inc. (MNDL), Optio Software, Inc. (OPTO), Prolink Holdings Corporation (PLKH), Shells Seafood Restaurants (SHLL), Xcorporeal, Inc. (XCR) and NorthStar Systems, Inc. Mr. Wolf is also a member of the board of Governors at Cedars-Sinai Hospital. Mr. Wolf received a BA from Dalhousie University

How are directors compensated?

Compensation.  Prior to July 1, 2007, non-affiliated directors did not receive any cash compensation for attendance at meetings of the board of directors or its committees. Commencing July 1, 2007, non-employee directors receive an annual fee of $15,000, plus $2,500 for meetings in excess of four meetings per year, and $1,500 per committee meeting attended.  In addition, the audit committee chair receives an annual fee of $10,000 and the compensation committee chair and the nominations and governance committee chair each receive an annual fee of $2,500. Directors who are also employed by us do not receive any fee or compensation for their services as directors. All members of the board of directors receive reimbursement for actual travel-related expenses incurred in connection with their attendance at meetings of the board or committees.

Options.  Directors are eligible to receive options under our 2007 Stock Incentive Plan. However, no options were granted to any directors in 2008.

How often did the board meet during 2008?

The board of directors held seven meetings during 2008. All of our incumbent directors attended at least 80% of the meetings of the board and 100% of the meetings held by each committee on which he or she served, except Mr. Cummins who attended 50% of the audit committee meetings.

Which directors are independent?

After review of all of the relevant transactions or relationships of each director (and his family members), our board of directors has determined that Dr. Barthwell and Messrs. Cummins and Wolf are independent as defined by the applicable Nasdaq rules.  There are no family relationships among any of our directors, executive officers or key employees.

What committees has the board established?

The board of directors has a standing audit committee, compensation committee, and nominations and governance committee. The board also has adopted written corporate governance guidelines for the board and a written committee charter for each of the board's committees, describing the authority and responsibilities delegated to each committee by the board. A copy of our audit committee charter, compensation committee charter and nominations and governance committee charter can be found on our website at http://www.hythiam.com.

Audit committee

The audit committee consists of three directors, Mr. Jay Wolf, Dr. Andrea Grubb Barthwell and Mr. Marc G. Cummins. The board of directors has determined that each of the members of the audit committee are independent as defined by the applicable Nasdaq rules, meet the applicable requirements for audit committee members, including Rule 10A-3(b) under the Securities and Exchange Act of 1934, as amended, and Messrs. Wolf and Cummins qualify as audit committee financial experts as defined by Item 401(h)(2) of Regulation S-K. The audit committee held five meetings during 2008. The duties and responsibilities of the audit committee include (i) selecting, evaluating and, if appropriate, replacing our independent registered accounting firm, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies, any significant deficiencies in the design or operation of internal controls or material weakness therein and any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation and (iv) overseeing related auditing matters.

Compensation committee

The compensation committee consists of two directors who are independent as defined by the applicable Nasdaq rules. The committee consists of Dr. Andrea Grubb Barthwell (chairman) and Mr. Jay Wolf, and held one meeting during 2008. The compensation committee reviews and recommends to the board of directors for approval the compensation of our executive officers.

Nominations and governance committee

The nominations and governance committee consists of up to two directors who are independent as defined by the applicable Nasdaq rules. The committee consists of Mr. Marc G. Cummins (Chairman) and Dr. Andrea Grubb Barthwell, and did not hold any meetings during 2008. The committee nominates new directors and periodically oversees corporate governance matters.

The charter of the nominations and governance committee provides that the committee will consider board candidates recommended for consideration by our stockholders, provided the stockholders provide information regarding candidates as required by the charter or reasonably requested by us within the timeframe proscribed in Rule 14a-8 of Regulation 14A under the Exchange Act, and other applicable rules and regulations. Recommendation materials are required to be sent to the nominations and governance committee c/o Hythiam, Inc., 11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025. There are no specific minimum qualifications required to be met by a director nominee recommended for a position on the board of directors, nor are there any specific qualities or skills that are necessary for one or more of our board of directors to possess, other than as are necessary to meet any requirements under the rules and regulations applicable to us. The nominations and governance committee considers a potential candidate's experience, areas of expertise, and other factors relative to the overall composition of the board of directors.

The nominations and governance committee considers director candidates that are suggested by members of the board of directors, as well as management and stockholders. Although it has not previously done so, the committee may also retain a third-party executive search firm to identify candidates. The process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves reviewing potentially eligible candidates, conducting background and reference checks, interviews with the candidate and others (as schedules permit), meeting to consider and approve the candidate and, as appropriate, preparing and presenting to the full board of directors an analysis with respect to particular recommended candidates. The nominations and governance committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.

Annual meeting attendance

Three of our directors attended our 2008 annual meeting of stockholders. We have adopted a policy for attendance by the board of directors at our annual stockholder meetings which encourages directors, if practicable and time permitting, to attend our annual stockholder meetings.

Do we have a code of ethics?

We have adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. We have also adopted a Code of Ethics for CEO and Senior Financial Officers that applies to our chief executive officer and senior financial officers, including our principal financial officer and principal accounting officer. A copy of our Code of Ethics can be found on our website at http://www.hythiam.com.

How can stockholders communicate with our board of directors?

Our board of directors believes that it is important for our stockholders to have a process to send communications to the board. Accordingly, stockholders desiring to send a communication to the board or a specific director may do so by sending a letter addressed to the board of directors or any individual director at the address listed in this proxy statement. All such letters must identify the author as a stockholder. Our corporate secretary will open the communications, make copies and circulate them to the appropriate director or directors.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our bylaws provide that the number of members on the board of directors shall be determined from time to time by resolution of the board. At present, our board of directors consists of eight members. Nominees are elected for a one-year term expiring at the next annual meeting of stockholders or until their successors are duly elected and qualified.

Nominees standing for election

The current members of our board of directors, all of whom are nominated for reelection, are Terren S. Peizer, Richard A. Anderson, Andrea Grubb Barthwell, Marc G. Cummins and Jay A. Wolf.  All of the directors’ terms will expire at the 2010 annual meeting or until their successors are duly elected and qualified. The board of directors has no reason to believe that any nominee will refuse to act or be unable to accept election. However, if any of the nominees for director is unable to accept election or if any other unforeseen contingencies should arise, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board.

Recommendation of the board

The board of directors unanimously recommends that you vote "FOR" the election as directors of each of the nominees named above.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The audit committee has the sole authority to select, evaluate and, if appropriate, replace our independent registered public accounting firm, and to pre-approve all auditing and permitted non-auditing services performed by them for the Company including their fees and other terms. BDO Seidman, LLP was engaged as the independent registered public accounting firm for the Company in September 2003. On June 10, 2009, the audit committee approved the engagement of Rose, Snyder & Jacobs, a Corporation of Certified Public Accountants as the Company’s new independent registered public accounting firm, dismissing BDO Seidman, LLP as of the same date. Since our last meeting in June 2008, the audit committee has consisted of Marc G. Cummins, Andrea Grubb Barthwell, M.D. and Steven A. Kriegsman, until he resigned on June 30, 2009.  Jay A. Wolf was appointed as chairman of the committee on July 17, 2009.  The board of directors has determined that all members of the audit committee are financially literate and independent within the requirements of Nasdaq, the Securities and Exchange Commission and the Company's audit committee charter.

Management, not the audit committee, is responsible for the preparation, presentation, accuracy and integrity of the Company's financial statements, establishing, maintaining and evaluating the effectiveness of internal controls and disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements,  expressing an opinion as to their conformity with U.S. generally accepted accounting principles and reporting on management's assessment of the effectiveness of the Company's internal controls over financial reporting. The audit committee's responsibility is to oversee these processes. Members of the committee rely on the information provided to them and on the representations made by management and the independent registered public accounting firm.

In fulfilling its responsibilities, the audit committee met with management and BDO Seidman, including sessions at which management was not present, and reviewed and discussed the unaudited financial statements contained in the Company's quarterly reports on Form 10-Q for each of the quarters ended in 2008, and the audited financial statements contained in the 2008 Annual Report on Form 10-K/A, prior to their filing with the Securities and Exchange Commission. The audit committee discussed with BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect, including the independent registered public accounting firm's overall evaluations of the quality, not just the acceptability, of the Company's accounting principles, the critical accounting policies and practices used in the preparation of the financial statements, the reasonableness of significant judgments, and such other matters as are required to be discussed with the committee under Public Company Accounting Oversight Board (PCAOB) standards. The audit committee also received the written disclosures and the letter from BDO Seidman required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and reviewed with BDO Seidman its independence.

Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above and in its Charter, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2008 that was filed with the SEC.

Submitted by the audit committee:
Jay A. Wolf, Chairman
Marc G. Cummins
Andrea Grubb Barthwell, M.D.

Dated: July 31, 2009

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of our stock and how many shares do our directors and executive officers own?

The following table sets forth certain information regarding the shares of common stock beneficially owned as of April 28, 2009 by: (i) each person known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table set forth in the Executive Compensation section, and (iv) all such directors and officers as a group:

		Options &	Total
	Common	Warrants	Common
	Stock	Exercisable	Stock	Percent
	Beneficially	on or before	Beneficially	of
Name of Beneficial Owner (1)	Owned(2)	July 7, 2009	Owned	Class (3)
Terren S. Peizer (4)	13,600,000	1,519,161	15,119,161	21.8%
Knoll Capital Management, LP (5)	4,001,040	208,768	4,209,808	6.1%
NorthPointe Capital, LLC (6)	3,627,295	54,750	3,682,045	5.3%
Marc G. Cummins (7)	1,583,111	482,751	2,065,862	*
Richard A. Anderson	-	664,939	664,939	*
Christopher S. Hassan	-	380,587	380,587	*
Andrea Grubb Barthwell, M.D.	-	131,194	131,194	*
Maurice S. Hebert	-	125,494	125,494	*
Steven A. Kriegsman (8)	-	45,004	45,004	*
Jay A. Wolf	-	45,004	45,004	*
All directors and named executive officers as a group (8 persons)	15,183,111	3,394,134	18,577,245	26.8%

(1)	The mailing address of all individuals listed is c/o Hythiam, Inc., 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, unless otherwise indicated.
(2)
The number of shares beneficially owned includes shares of common stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted below, each person named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that person, subject to applicable community property and similar laws.

(3)
On April 28, 2009, there were 55,154,688 shares of common stock outstanding. Common stock not outstanding but which underlies options and rights (including warrants) vested as of or vesting within 60 days after April 28, 2009 is deemed to be outstanding for the purpose of computing the percentage of the common stock beneficially owned by each named person (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose.

(4)	13,600,000 shares are held of record by Bonmore, LLC and Reserva Capital, LLC, which is owned and controlled by Mr. Peizer.
(5)
Based on information provided on Schedule 13G filed with the SEC on February 10, 2009, by Fred Knoll, individually and as president of Knoll Capital Management LP and Europa International, Inc., 237 Park Avenue, 9th Floor, New York, New York 10166.

(6)	Based on information provided on Schedule 13G filed with the SEC on February 10, 2009, by NorthPointe Capital,LLC, 101 W. Big Beaver, Suite 745, Troy, Michigan 48084.
(7)
Includes 751,566 shares and 187,892 warrants held by CPS Opportunities, LLC, 167,015 shares and 41,754 warrants held by GPC LX1 LLC, 73,069 shares and 18,267 warrants held by Prime Logic 1 LLC, 52,192 shares and 13,048 warrants held by GPC 78 LLC, for which Mr. Cummins serves as investment manager and 317,047 shares held by Prime Logic Capital LLC, for which Mr. Cummins serves as managing partner.  Additionally, 100,000 shares are held of record by Bexley Partners, L.P., 23,000 by Cummins Children's Trust, 22,000 by C.F. Partners, L.P., and 35,000 by Mr. Cummins' wife Lisa Cummins. Mr. Cummins disclaims beneficial ownership of such shares.

(8)	Steven A. Kriegsman resigned as a member of our board of directors on June 30, 2009.

Equity Compensation Plan

The information relating to our equity compensation plan required to be filed hereunder is included in "Compensation Discussion and Analysis."

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our outstanding common stock, to file with the SEC, initial reports of ownership and reports of changes in ownership of our equity securities. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written or oral representations that no other reports were required for such persons, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been complied with.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and persons performing similar functions.  Our Code of Ethics can be found on our website at http://www.hythiam.com.

Procedures by which Stockholders may Nominate Directors

There have been no material changes in the procedures by which stockholders may nominate directors since our last definitive Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

We believe our long term success is dependent on a leadership team with the integrity, skills, and dedication necessary to oversee a growing organization on a day-to-day basis. In addition, the leadership must have the vision to anticipate and respond to future market and regulatory developments. Our executive compensation program is designed to enable us to attract, motivate and retain a senior management team with the collective and individual abilities to meet these challenges. The program's primary objective is to align executives' efforts with the long term interests of stockholders by enhancing our reputation, financial success and capabilities.

General executive compensation philosophy

We compensate our executives, including the named executive officers who are identified in the Summary Compensation Table, through a combination of base salary, cash bonus incentives, long term equity incentive compensation, and related benefits. These components are designed, in aggregate, to be competitive with comparable organizations and to align the financial incentives for the executives with the short and long term interests of stockholders.

The compensation committee of the board of directors receives the Company's management recommendations and then discusses, reviews and considers management's recommendations with respect to the compensation of those members of senior management whose compensation the committee considers. The committee then makes its recommendation to the board which discusses and then decides raises, bonuses and options.  Although their advice may be sought and they may be questioned by the committee, executive members of the board do not participate in the committee's or the board's discussion and vote.  Prior to the committee making its recommendations, the members of the committee have several discussions among themselves and meet to discuss, among other things, the performance and contributions of each of the members of senior management whose compensation they are considering as well as expectations (of the individual for the year and the future and those of the Company), results, responsibilities, and desire to retain such executive. In addition, the committee may have conversations with certain others before making its recommendations.

The Company's philosophy is to provide a compensation package that attracts, motivates and retains executive talent, and delivers rewards for superior performance as well as consequences for underperformance.  Specifically, our executive compensation program is designed to:

●
provide a competitive total compensation package that is competitive within the healthcare management and substance abuse treatment industries in which we compete for executive talent, and will assist in the retention of our executives and motivate them to perform at a superior level

●	link a substantial part of each executive's compensation to the achievement of our financial and operating objectives and to the individual's performance

●	provide long-term incentive compensation that focuses executives' efforts on building stockholder value by aligning their interests with our stockholders

●	provide incentives that promote executive retention

Each year, the management and the board approve financial and non-financial objectives for the Company and the executive officers which may be reflected in the Company's executive employment agreements and incentive compensation plans. We do not have specific performance targets to be achieved for the named executive officers to earn their incentive awards, or specific individual objectives to be used to determine incentive amounts.  We design our incentive compensation plans to reward company-wide performance. In addition, we also consider the individual performance of each executive officer and other relevant criteria, such as the accomplishments of the management team as a whole. In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among these elements.

The major compensation elements for our named executive officers are base salary, performance-based bonuses, stock options, insurance benefits and perquisites. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries (other than increases), insurance benefits and perquisites form stable parts of our executive officers' compensation packages that are not dependent on our performance during a particular year. We set these compensation elements at competitive levels so that we are able to attract, motivate and retain highly qualified executive officers. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance- and incentive-based programs. These programs include awards that are based on our financial performance and provide compensation in the form of both cash and equity to provide incentives that are tied to both our short-term and long-term performance. Our performance-based bonus program rewards short-term and long-term performance, while our equity awards, in the form of stock options, reward long-term performance and align the interests of management with our stockholders.

Board determination of compensation awards

The compensation committee recommends and the board determines the compensation awards to be made to our executive officers. The compensation committee recommends and the board determines the total compensation levels for our executive officers by considering several factors, including each executive officer's role and responsibilities, how the executive officer is performing against those responsibilities, our performance, and the competitive market data applicable to the executive officers' positions.

In arriving at specific levels of compensation for executive officers, the board has relied on

●	the recommendations of management;

●	benchmarks provided by generally available compensation surveys; and

●	the experience of board members and their knowledge of compensation paid by comparable companies or companies of similar size or generally engaged in the healthcare services business.

The Company seeks an appropriate relationship between executive pay and corporate performance. Executive officers are entitled to customary benefits generally available to all Company employees, including group medical, dental and life insurance and a 401(k) plan. The Company has employment agreements (which include severance arrangements) with three (3) of our key executive officers to provide them with the employment security and severance deemed necessary to retain them.

Components of executive compensation

Base salary. Base salaries provide our executive officers with a degree of financial certainty and stability. We seek to provide base salaries sufficient to attract and retain highly qualified executives. Whenever management proposes to enter into anew employment agreement or to renew an existing employment agreement, the compensation committee reviews and recommends, and the board determines, the base salaries for such persons, including our chief executive officer and our other executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities. In each case, the compensation committee and the board each take into account competitive salary practices, scope of responsibilities, the results previously achieved by the executive and his or her development potential.

On an individual basis, a base salary increase, where appropriate and as contemplated by the individual’s employment agreement, is designed to reward performance consistent with our overall financial performance in the context of competitive practice. Performance reviews, including changes in an executive officer's scope of responsibilities, in combination with general market trends determine individual salary increases. Aside from contractually provided minimum cost of living adjustments, no formulaic base salary increases are provided to the named executive officers.

In addition to complying with the executive compensation policy and to the requirements of applicable employment agreements, compensation for each of the executive officers for 2008 was based on the executive's performance of his or her duties and responsibilities, the performance of the Company, both financial and otherwise, and the success of the executive in managing, developing and executing our business development, sales and marketing, financing and strategic plans, as appropriate.  With the exception of one $25,000 bonus for the president and chief operating officer, no merit raises or bonuses were approved or recommended for our executive officers for 2009.

Bonus. Executive officers are eligible to receive cash bonuses based on the degree of the Company's achievement of financial and other objectives and the degree of achievement by each such officer of his or her individual objectives. Within such guidelines the amount of any bonus is discretionary.

The primary purpose of our annual performance incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. Our annual cash bonuses are designed to reward management-level employees for their contributions to individual and corporate objectives. Regardless of our performance, the board retains the discretion to adjust the amount of our executives' bonus based upon individual performance or circumstances.

At the beginning of 2008, the management and the board established performance objectives for the payment of annual incentive awards to each of the named executive officers and other senior management employees. Performance objectives were based on corporate objectives established as part of the annual operating plan process. Year end bonus awards were based on attainment of these performance objectives as adjusted to reflect changes in our business and industry throughout the year. The compensation committee recommended and the board determined that bonuses in the amounts set forth in the total compensation chart below were appropriate.  Each individual's bonus was determined based upon the individual's attainment of performance objectives pre-established for that participant by the board, senior management, or the executive's supervisor. The management and the board established the chief executive officer's performance objectives.

In general, each participant set for himself or herself (subject to his or her supervisor's review and approval or modification) a number of objectives for 2008 and then received a performance evaluation against those objectives as a part of the year-end compensation review process. The individual objectives varied considerably in detail and subject matter depending on the executive's position. By accounting for individual performance, we were able to differentiate among executives and emphasize the link between individual performance and compensation.

Stock options. Equity participation is a key component of the Company's executive compensation program. Under the incentive compensation plan, the Company is permitted to grant stock options to officers, directors, employees and consultants. To date, stock options have been the sole means of providing equity participation to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and expected contribution to the Company's development. Options are designed to retain executive officers and motivate them to enhance stockholder value by aligning their financial interests with those of the stockholders. Stock options are intended to enable the Company to attract and retain key personnel and provide an effective incentive for management to create stockholder value over the long term since the option value depends on appreciation in the price of the Company's common stock.

Our employees, including our executive officers, are eligible to participate in the award of stock options under our 2007 Incentive Compensation Plan, as amended.  Option grant dates for newly hired or promoted officers and other eligible employees have typically been the on the first board meeting date following the date of employment or in the new position. Employees who have demonstrated outstanding performance during the year may be awarded options during or following the year. Such grants provide an incentive for our executives and other employees to increase our market value, as represented by our market price, as well as serving as a method for motivating and retaining our executives.

In determining to provide long-term incentive awards in the form of stock options, the board considered cost and dilution impact, market trends relating to long-term incentive compensation and other relevant factors. The board determined that an award of stock options more closely aligns the interests of the recipient with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option.

Perquisites and Other Benefits.  We also provide other benefits to our executive officers that are not tied to any formal individual or Company performance criteria and are intended to be part of a competitive overall compensation program. For 2008, these benefits included payment of term life insurance premiums, club dues, and automobile allowances. We also offer 401(k) retirement plans, and medical plans, for which executives are generally charged the same rates as all other employees.

Chief executive officer compensation

The compensation committee, at least annually, reviews and recommends to the board of directors the compensation of Terren S. Peizer, chief executive officer, in accordance with the terms of his employment agreement, as well as any variations in his compensation the committee feels are warranted. Mr. Peizer, as a member of the board, does not participate in and abstains from all discussions and decisions of the board with regard to his compensation. The board believes that in the highly competitive healthcare industry in which the Company operates, it is important that Mr. Peizer receive compensation consistent with compensation received by chief executive officers of competitors and companies in similar stages of development. Mr. Peizer receives a base salary of $450,000. See "Executive employment agreements" for a description of the material terms and conditions of Mr. Peizer's employment agreement.

Severance and change of control arrangements

We have entered into change of control employment agreements with certain of our named executive officers, as described in "Executive employment agreements." These agreements provide for severance payments to be made to the executive officers if their employment is terminated under specified circumstances following a change of control. We also provide benefits to these executive officers upon qualifying terminations. The agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change of control and to ensure that our executive officers' compensation and benefits expectations would be satisfied in such event.

Internal Revenue Code limits on deductibility of compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation's chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The board is of the opinion that the Company's incentive compensation plan has been structured to qualify the compensation income deemed to be received upon the exercise of stock options granted under the plans as performance-based compensation. The board will review with appropriate experts or consultants as necessary the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of compensation programs in a manner designed to permit unlimited deductibility for federal income tax purposes.

The Company is not currently subject to the limitations of Section 162(m) because no executive officers received cash payments during 2008 in excess of $1 million. To the extent that the Company is subject to the Section 162(m) limitation in the future, the effect of this limitation on earnings may be mitigated by net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase alternative minimum tax by a portion of such disallowed amount. For information relating to the Company's net operating losses, see the consolidated financial statements included in the 2008 Annual Report on Form 10-K/A to stockholders.

All members of the compensation committee qualify as outside directors. The board considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the board's control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Company's overall compensation philosophy. The board will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the board may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders' best interests, or as part of initial employment offers, such as grants of nonqualified stock options.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive's base amount. If the executive's aggregate contingent compensatory payments and benefits equal or exceed three times the executive's base amount, the portion of the payments and benefits in excess of one times the base amount are treated as excess parachute payments. Treasury Regulations define the events that constitute a change in ownership or control of a corporation for purposes of Sections 280G and 4999 of the Internal Revenue Code and the executives subject to Sections 280G and 4999 of the Internal Revenue Code.

An executive's base amount generally is determined by averaging the executive's Form W-2 taxable compensation from the corporation and its subsidiaries for the five calendar years preceding the calendar year in which the change in ownership or control occurs. An executive's excess parachute payments are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation's compensation deduction in respect of the executive's excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code.  We provide our chief executive officer with tax gross up payments in event of a change of control.

Section 409A of the Internal Revenue Code imposes distribution requirements on nonqualified deferred compensation plans and arrangements. If a nonqualified deferred compensation plan or arrangement fails to comply with Section 409A of the Internal Revenue Code, an executive participating in such plan or arrangement will be subject to adverse tax consequences (including an additional 20% income tax on amounts deferred under the plan or arrangement). Our nonqualified deferred compensation plans and arrangements for our executive officers are intended to comply with Section 409A of the Internal Revenue Code, or to be exempt from the requirements of Section 409A of the Internal Revenue Code.

Compensation committee interlocks and insider participation

No member of the compensation committee was at any time during the past fiscal year an officer or employee of the Company, was formerly an officer of the Company or any of our subsidiaries, or had any employment relationship with us.

During the last fiscal year, none of our executive officers served as:

●
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee;

●	a director of another entity one of whose executive officers served on our compensation committee; or

●
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2008.  Based on its review and discussions with management, the compensation committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis section be included in Hythiam's Proxy Statement for its 2009 Annual Meeting of Shareholders.

This report is submitted by the compensation committee:

Andrea Grubb Barthwell, M.D., Chairman
Jay A. Wolf
Dated: July 31, 2009

MANAGEMENT

Executive officers

Our executive officers are elected annually by the board of directors and serve at the discretion of the board of directors. There are no family relationships among any of our directors, executive officers or key employees. We consider Terren S. Peizer, Richard A. Anderson, Christopher S. Hassan, and Maurice S. Hebert to be our executive officers.  Anthony LaMacchia was a named executive officer until May 2008 and Chuck Timpe was a named executive officer until November 2008.

The following sets forth certain information with respect to our executive officers (other than such information regarding Terren S. Peizer and Richard A. Anderson, which was disclosed under "Corporate Governance" above):

Name	Age	Position
Christopher S. Hassan	49	Director, Chief Strategy Officer
Maurice S. Hebert	46	Chief Financial Officer

Christopher S. Hassan is a senior healthcare executive who, prior to joining us in July 2006, served as vice president, sales for Reckitt Benckiser Pharmaceuticals since October 2003. From 2000 to October 2002, he served as director of sales, North America for Drugabuse Sciences, Inc. a bio-pharmaceutical company. From 1996 to 2000, Mr. Hassan served as area business manager for Parke-Davis/Pfizer. From 1989 to 1996 he served as district sales manager for Bayer Pharmaceuticals. Mr. Hassan received a B.B.A. in Accounting from University of Texas, Austin.

Maurice S. Hebert has 23 years of experience as a financial executive, including 14 years within the insurance/risk industry.  Mr. Hebert has served as our chief financial officer since November 1008.  From October 2006 until his appointment as our chief financial officer, Mr. Hebert served as our vice president and corporate controller.  From April 2005 to October 2006, Mr. Hebert served as corporate controller and principal accounting officer at Health Net, Inc. in Woodland Hills, CA. From October 2003 to April 2005, he was with Safeco Corporation in Seattle, WA, most recently as senior vice president & controller and principal accounting officer. From 1993 to 2003, Mr. Hebert was with AIG SunAmerica in Woodland Hills, CA, most recently as vice president & controller-life insurance companies. Mr. Hebert received a B.S. in Accounting from Louisiana State University.

EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation for our named executive officers and our other most highly compensated executive during the 2008, 2007 and 2006 fiscal years.

Summary Compensation Table

						All other
Name and	Fiscal				Option	compen-
Principal Position	year	Salary		Bonus	awards (1)	sation (2)		Total

Terren S. Peizer,	2008	$ 450,000		$ -	$ 1,258,917	$ 52,271	(3)	1,761,188
Chairman & Chief	2007	450,000		-	2,018	52,401	(3)	504,419
Executive Officer	2006	432,667		400,000	9,241	319,869	(3)(4)	1,161,777

Richard A. Anderson,	2008	320,262		25,000	522,064	44,838		912,164
President and	2007	288,000		65,000	203,694	19,956		576,650
Chief Operating Officer	2006	278,800		80,000	469,937	18,585		847,322

Christopher S. Hassan,	2008	290,005		-	408,960	16,071		715,036
Chief Strategy Officer	2007	278,800		5,000	179,920	258,008	(6)	721,728
	2006	108,649	(5)	57,900	77,390	33,694	(6)	277,633

Lawrence Weinstein, M.D.	2008	254,112		35,100	134,593	11,777		435,582
Senior Vice President -	2007	233,654		35,000	44,980	12,826		326,460
Medical Affairs	2006	110,769	(7)	-	24,815	1,690		137,274

Maurice S. Hebert,	2008	195,577		-	141,857	15,461		352,895
Chief Financial Officer	2007	169,346		-	66,499	13,980		249,825
	2006	29,423	(8)	-	10,749	627		40,799

Chuck Timpe,	2008	246,810	(9)	-	171,772	15,333		433,915
Former Chief Financial	2007	278,800		5,000	80,906	28,618		393,324
Officer	2006	215,700		60,000	96,887	29,385		401,972

(1)
Amounts reflect the compensation expense recognized in the Company's financial statements in 2008, 2007 and 2006 for stock option awards granted in 2008 and in previous years to the executive officers in accordance with SFAS No. 123(R). The dollar value for Mr. Peizer's stock option awards relate to an award granted in 2003 for 1,000,000 shares and awards granted in 2008 for 1,000,000 shares. Mr. Peizer was not awarded any stock option grants during the fiscal years 2004 through 2007.  The grant-date fair values of stock options are calculated using the Black-Scholes option pricing model, which incorporates various assumptions including expected volatility, expected dividend yield, expected life and applicable interest rates. See Note 10 — Share-Based Compensation to the  December 31, 2007 consolidated financial statements in our Annual Report on Form 10-K/A for further information on the assumptions used to value stock options granted to executive officers.

(2)	Includes group life insurance premiums and health club membership fees for each officer.
(3)	Includes $51,864 in 2008, $49,869 in 2007 and $51,864 in 2006 for automobile allowance, including tax gross-ups.
(4)	On April 27, 2006 the board of directors awarded Mr. Peizer a special bonus of $265,000.
(5)	Mr. Hassan's employment commenced on July 27, 2006.
(6)	Includes $240,492 for relocation expenses, including tax gross-ups, in 2007, and $38,694 for relocation expenses, including tax gross-ups, in 2006.
(7)	Dr. Weinstein's employment commenced on June 19, 2006.
(8)	Mr. Hebert's employment commenced on October 12, 2006.
(9)	Mr. Timpe's retirement was effective on November 12, 2008.

Executive employment agreements

Chief Executive Officer

We entered into a five-year employment agreement with our chairman and chief executive Officer, Terren S. Peizer, effective as of September 29, 2003. Mr. Peizer currently receives an annual base salary of $450,000, with annual bonuses targeted at 100% of his base salary established by mutual agreement between Mr. Peizer and the board. His base salary and bonus target will be adjusted each year to not be less than the median compensation of similarly positioned CEO’s of similarly situated companies. Mr. Peizer receives executive benefits including group medical and dental insurance, term life insurance equal to 150% of his salary, accidental death and long-term disability insurance, and a car allowance of $2,500 per month, grossed up for taxes. He was also granted options in 2003 to purchase 1,000,000 shares of our common stock at ten percent above the fair market value on the date of grant, vesting 20% each year over five years.  All unvested options vest immediately in the event of a change in control, termination without good cause or resignation with good reason. In the event that Mr. Peizer is terminated without good cause or resigns with good reason prior to the end of the term, he will receive a lump sum equal to the remainder of his base salary and targeted bonus for the year of termination, plus three years of additional salary, bonuses and benefits. If any of the provisions above result in an excise tax, we will make an additional “gross up” payment to eliminate the impact of the tax on Mr. Peizer.

President and Chief Strategy Officer

We entered into a four-year employment agreement with our president, Richard A. Anderson and chief strategy officer Christopher S. Hassan effective April 19, 2005 and July 27, 2006, respectively.  We entered into an amendment to our employment agreement with Mr. Anderson on July 16, 2008 changing his title and job duties to president and chief operating officer and his base salary, and granting a one-time bonus of $25,000.  Mr. Anderson currently receives an annual base salary of $350,000, and Mr. Hassan receives an annual base salary of $302,377, each with annual bonuses targeted at 50% of his base salary based on achieving certain milestones. Their compensation will be adjusted each year by an amount not less than the CPI. They each receive executive benefits including group medical and dental insurance, term life insurance, accidental death and long-term disability insurance. Mr. Anderson was granted options to purchase 280,000 shares of our common stock, in addition to the 120,000 options previously granted to him as a non-employee member of our board of directors. Mr. Hassan was granted options to purchase 400,000 shares of our common stock. Each of the options was granted at the fair market value on the date of grant, vesting 20% each year over five years. The options will vest immediately in the event of a change in control, termination without cause or resignation with good reason. In the event of termination without good cause or resignation with good reason prior to the end of the term, upon execution of a mutual general release, Mssrs. Anderson and Hassan each will receive a lump sum equal to one year of salary and bonus, and will receive continued medical benefits for one year unless they become eligible for coverage under another employer's plan. If either is terminated without cause or resigns with good reason within twelve months following a change in control, upon execution of a general release they will receive a lump sum equal to eighteen months salary, 150% of the targeted bonus, and will receive continued medical benefits for eighteen months unless he becomes eligible for coverage under another employer's plan.

Chief Financial Officer

We entered into an employment agreement with Maurice Hebert on November 12, 2008, which provides for Mr. Hebert to receive an annual base salary of $240,000, with annual bonuses targeted at 40% of his base salary based on his performance and the operational and our financial performance. Mr. Hebert receives executive benefits including group medical and dental insurance, and long-term disability insurance and participation in our 401(k) plan and employee stock purchase plan. On the date of the employment agreement, Mr. Hebert was granted options to purchase 100,000 shares of our common stock at an exercise price of $0.59 per share, the fair market value on the date of grant, vesting monthly over three years from the date of grant.

Confidentiality agreements

Each employee is required to enter into a confidentiality agreement. These agreements provide that for so long as the employee works for us, and after the employee's termination for any reason, the employee may not disclose in any way any of our proprietary confidential information.

Limitation on liability and indemnification matters

Our certificate of incorporation and bylaws limit the liability of directors and executive officers to the maximum extent permitted by Delaware law. The limitation on our directors' and executive officers' liability may not apply to liabilities arising under the federal securities laws. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and executive officers pursuant to our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

GRANTS OF PLAN-BASED AWARDS IN 2008

The table below sets forth the information with respect to options granted to our named executive officers during 2008.

	Grant date	Number of securities underlying options granted (1)	Exercise price ($/Sh) (2)	Grant date fair value of option awards (3)
Terren S. Peizer	02/07/08	460,000	$2.65	$767,724
	06/20/08	540,000	2.63	941,608

Richard A. Anderson	02/07/08	293,000	2.65	488,990
	06/20/08	344,500	2.63	600,711

Christopher S. Hassan	02/07/08	195,000	2.65	325,414
	06/20/08	230,000	2.63	401,055

Maurice Hebert	02/07/08	62,500	2.65	104,306
	06/20/08	73,500	2.63	128,163
	11/10/08	100,000	0.59	37,838

Chuck Timpe (4)	02/07/08	175,000	2.65	292,020
	06/20/08	207,000	2.63	360,950

Notes to Grants of Plan-based Awards Table:

(1)
Approximately 25% of the options granted on February 7, 2008 were immediately vested and the remaining options vest monthly over a thirty-six month period from the date of grant. The June 20, 2008 grants and the November 10, 2008 grant for Mr. Hebert vest monthly over a thirty-six month period from the date of grant.

(2)	All options to purchase our common stock are exercisable at a price equal to the closing price of our common stock on the date of grant.

(3)
The grant date fair value of stock options is calculated using the Black-Scholes option pricing model, which incorporates various assumptions including expected volatility, expected life of the options and applicable interest rates. See Note 10 — Share-Based Compensation to the December 31, 2008 consolidated financial statements in our Annual Report on Form 10-K/A for further information on the assumptions used to value stock options granted to executive officers.

(4)	Mr. Timpe retired effective November 12, 2008.

OUTSTANDING EQUITY AWARDS AT LAST FISCAL YEAR-END

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2008.

	Number of shares underlying unexercised options		Option	Option
	Exercisable (#)	Unexercisable (#) (1)	exercise price	expiration date
Terren S. Peizer	1,000,000	-	$2.75	09/29/13
	308,330	151,670	2.65	02/07/18
	90,000	450,000	2.63	06/20/18

Richard A. Anderson	120,000	-	2.50	09/29/13
	153,000	102,000	7.34	04/28/15
	10,000	15,000	4.77	07/27/16
	196,495	96,505	2.65	02/07/18
	57,414	287,086	2.63	06/20/18

Christopher S. Hassan	160,000	240,000	4.77	07/27/16
	130,900	64,100	2.65	02/07/18
	38,334	191,666	2.63	06/20/18

Maurice Hebert	36,000	54,000	7.89	11/15/16
	41,920	20,580	2.65	02/07/18
	12,252	61,248	2.63	06/20/18
	2,778	97,222	0.59	11/10/18

(1)
The unvested stock options granted on February 7, 2008, June 20, 2008 and November 10, 2008 vest monthly over a thirty-six month period from the date of grant. All other awards vest 20% each year over five years from the date of grant.

OPTIONS EXERCISED AND STOCK VESTED IN 2008

There were no options exercised by any of our named executive officers, and no restricted stock held or vested, in 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Potential payments upon termination

The following summarizes the payments that the named executive officers would have received if their employment had terminated on December 31, 2008.

If Mr. Peizer's employment had terminated due to disability, he would have received insurance and other fringe benefits for a period of one year thereafter, with a value equal to $5,600.  If Mr. Peizer had been terminated without good cause or resigned for good reason, he would have received a lump sum payment of $2,717,000, based upon: (i) three years of additional salary at $450,000 per year; (ii) three years of additional bonus of $450,000 per year; and (iii) three years of fringe benefits, with a value equal to $17,000.

If either Mr. Hassan or Mr. Anderson had been terminated without good cause or resigned for good reason, he would have received a lump sum of $525,000 for Mr. Anderson and $453,566 for Mr. Hassan, based upon one year's salary plus the full targeted bonus of 50% of base salary.  In addition, medical benefits would continue for up to one year, with a value equal to $17,000 each.

Potential payments upon change in control

Upon a change in control, the unvested stock options of each of our named executive officers would have vested, with the values set forth above.

If Mr. Peizer had been terminated without good cause or resigned for good reason within twelve months following a change in control, he would have received a lump sum payment of $2,717,000, as described above, plus a tax gross up of $713,000.

In addition, had either Mr. Hassan or Mr. Anderson been terminated without good cause or resigned for good reason within twelve months following a change in control, he would have received a lump sum of $787,500 for Mr. Anderson and $680,348 for Mr. Hassan, based upon one-and-a-half year's salary plus one-and-a-half the full targeted bonus of 50% of base salary.  In addition, medical benefits would continue for up to one-and-a-half years, with a value equal to $25,000 each.

DIRECTOR COMPENSATION

The following table provides information regarding compensation that was paid to the individuals who served as non-employee directors during the year ended December 31, 2008. Except as set forth in the table, during 2008, directors did not earn nor receive cash compensation or compensation in the form of stock awards, option awards or any other form.

					Change in
					pension
				Non-	value and
				equity	nonqualified
	Fees			incentive	deferred
	earned		Option	plan	compen-	All other
	or paid	Stock	awards	compen-	sation	compen-
	in cash	awards	(2) (3)	sation	earnings	sation	Total
Marc Cummins	$8,750	$-	$137,906	$-	$-	$-	$146,656
Andrea Grubb Barthwell, MD	7,500	-	132,374	-	-	-	139,874
Steven Kriegsman (1)	15,500	-	23,941	-	-	-	39,441
Jay Wolf	-	-	23,941	-	-	-	23,941
Hon. Karen Freeman-Wilson	10,500	-	88,758	-	-	-	99,258
Leslie F. Bell	20,000	-	33,864	-	-	-	53,864

Notes to Director Compensation Table:

(1)	Steven A. Kriegsman resigned as a member of our board of directors on June 30, 2009.

(2)
Amounts reflect the compensation expense recognized in the Company's financial statements in 2008 for non-employee director stock options granted in 2008 and in previous years, in accordance with SFAS No. 123(R). As such, these amounts do not correspond to the compensation actually realized by each director for the period. See Note 10 — Share-Based Compensation to the Company's December 31, 2008 consolidated financial statements in its Annual Report on Form 10-K/A for further information on the assumptions used to value stock options granted to non-employee directors.

(3)
There were a total of 762,500 stock options granted to non-employee directors outstanding at December 31, 2008 with an aggregate grant date fair value of $1,551,604, the last of which will vest in July 2011. The grant date fair value of stock option awards is calculated based on the Black-Scholes stock option valuation model utilizing the assumptions discussed in Note 10 — Share-Based Compensation to the December 31, 2008 consolidated financial statements in our Annual Report on Form 10-K/A. Outstanding equity awards, by non-employee director as of December 31, 2008 were as follows:

		Aggregate
		grant date
		fair market value
	Options	options
	outstanding (#)	outstanding
Marc Cummins	277,500	$592,293
Andrea Grubb Barthwell, MD	185,000	549,801
Steven Kriegsman*	150,000	204,755
Jay Wolf	150,000	204,755

* Steven A. Kriegsman resigned as a member of our board of directors on June 30, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Either the audit committee or the board of directors approves all related party transactions. The procedure for the review, approval or ratification for related party transactions involves discussing the transaction with management, discussing the transaction with the external auditors, reviewing financial statements and related disclosures and reviewing the details of major deals and transactions to ensure that they do not involve related transactions. Members of management have been informed and understand that they are to bring related party transactions to the audit committee or the board of directors for approval. These policies and procedures are evidenced in the Audit Committee Charter and the Code of Ethics.

Certain Transactions

Andrea Grubb Barthwell, M.D., a director, is the founder and chief executive officer of EMGlobal LLC, a healthcare and policy consulting firm providing consulting services to us.  In 2006 and 2007, we paid or accrued approximately $189,000 and $156,000, respectively, in fees to the consulting firm. No such fees were paid in 2008.

Lawrence Weinstein, M.D. is the sole shareholder of The PROMETA Center, Inc., a California professional corporation. Under the terms of a management services agreement with the PROMETA Center, we provide and perform all non-medical management and administrative services for the medical group. We also agreed to provide a working capital loan to the PROMETA Center to allow for the medical group to pay for its obligations, including our management fees, equipment, leasehold build-out and start-up costs. As of March 31, 2009, the amount of loan outstanding was approximately $9.2 million, with interest at the prime rate plus 2%. Payment of our management fee is subordinate to payments of the obligations of the medical group, and repayment of the working capital loan is not guaranteed by the stockholder or other third party.

Independence of the Board of Directors

Our common stock is traded on the NASDAQ Global Market (“NASDAQ”). The board has determined that a majority of the members of the board qualify as “independent,” as defined by the listing standards of NASDAQ. Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his family members, and Hythiam, its senior management and its independent auditors, the board has determined further that Messrs. Cummins, Kriegsman (during his tenure on the board), Wolf and Dr. Barthwell are independent under the listing standards of NASDAQ. In making this determination, the board considered that there were no new transactions or relationships between its current independent directors and Hythiam, its senior management and its independent auditors since last making this determination.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP served as our independent registered public accounting firm since the 2003 fiscal year and through the first quarter quarter ended March 31, 2009. On June 10, 2009, the audit committee approved the engagement of Rose, Snyder & Jacobs, a Corporation of Certified Public Accountants ("Rose, Snyder & Jacobs") as the Company’s new independent registered public accounting firm effective for the quarter ended June 30, 2009 and for the 2009 fiscal year, dismissing BDO Seidman, LLP as of the same date. We anticipate that representatives of Rose, Snyder & Jacobs will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2008 by BDO Seidman and its affiliates are as follows:

	2007	2008
Audit fees(1)	$745,000	$518,000
Audit-related fees(2)	$126,000	$40,000
Tax fees(3)	$72,000	$-
Other fees	$-	$-

(1)
This amount includes fees paid by us in connection with the annual audit of our consolidated financial statements, the review of our quarterly financial statements, registration statements and other filings with the SEC and approximately $305,000 in 2007 and $144,000 in 2008 in fees related to the audit of internal control over financial reporting performed in relation to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	This amount relates to consulting on financial accounting and reporting standards, consultation on accounting transactions and fees related to our stock offering.

(3)	Amounts are for tax return preparation.

The audit committee has considered whether the provision of non-audit services by BDO Seidman is compatible with maintaining BDO Seidman's independence.

Audit committee pre-approvals

All auditing and non-auditing services provided to us by the independent auditors are pre-approved by the audit committee or in certain instances by the chair of the audit committee pursuant to delegated authority. Each year the audit committee discusses and outlines the scope and plan for the audit and reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent auditors. During the year, the specific audit and non-audit services or fees not previously negotiated or approved by the audit committee are negotiated or approved in advance by the audit committee or by the chair of the audit committee pursuant to delegated authority. In addition, during the year the chief financial officer and the audit committee monitor actual fees to the independent auditors for audit and non-audit services.

All of the services provided by BDO Seidman described above under the captions "Audit-related fees", "Tax fees", and "All other fees" were approved by our audit committee pursuant to our audit committee's pre-approval policies.

2008 ANNUAL REPORT ON FORM 10-K/A

We will mail with this proxy statement a copy of our Annual Report on Form 10-K/A to each stockholder of record as of July 31, 2009. If a stockholder requires an additional copy of our annual report, we will provide one, without charge, on the written request of any such stockholder addressed to us at 11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025, Attn: Investor Relations.

OTHER BUSINESS

We know of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders interested in presenting a proposal for consideration at our 2010 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, stockholder proposals must be received in writing at Hythiam, Inc., 11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025, no later than January 29, 2010.

In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our proxy statement) to be considered "timely" within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, notice of any such stockholder proposals must be given to us in writing not less than 45 days prior to the date on which we first mailed our proxy materials for the 2009 meeting, which is set forth on page 1 of this proxy statement (or within a reasonable time prior to the date on which we mail our proxy materials for the 2010 annual meeting if the date of that meeting is changed more than 30 days from the prior year).

A stockholder's notice to us must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and recent address of the stockholder proposing such business, (c) the class and number of shares of our stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

If a stockholder proposal is received after January 29, 2010, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the meeting.

Our 2010 annual meeting of stockholders is expected to be held on Friday, June 25, 2010. If the date of next year's annual meeting is changed by more than 30 days, then any proposal must be received not later than ten days after the new date is disclosed in order to be included in our proxy materials.

Terren S. Peizer
Chairman of the Board and Chief Executive Officer

Los Angeles, California
July 31, 2009

HYTHIAM, INC. 11150 SANTA MONICA BLVD. SUITE 1500 LOS ANGELES, CA 90025
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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

HYTHIAM, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
Vote on Directors	☐	☐	☐
1. Election of Directors
Nominees:
01) Terren S. Peizer	04) Andrea Grubb Barthwell, M.D.
02) Richard A. Anderson	05) Jay A. Wolf
03) Marc. G. Cummins

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HYTHIAM, INC. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

For address changes and/or comments, please check this box and	☐
write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for
Hythiam, Inc.’s Annual Meeting of Stockholders to be Held on September 18, 2009.

The Notice, Proxy Statement and the Company’s 2008 Annual Report are available at www.proxyvote.com.  In accordance with SEC rules, this website does not use “cookies”, track the identity of anyone accessing the website to view the proxy materials or gather any personal information.

Stockholders of the Record Date are encouraged and
cordially invited to attend the 2009 Annual Meeting of Stockholders.

HYTHIAM, INC.
2009 Annual Meeting of Stockholders
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of HYTHIAM, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of annual meeting of stockholders and proxy statement of the Company, each dated August 7, 2009, and hereby appoints Terren S. Peizer and Richard A. Anderson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of the Company, to be held on Friday, September 18, 2009, at 10:00 a.m., local time, at 11150 Santa Monica Blvd., Los Angeles, California 90025, and at any adjournment or adjournments thereof, and to vote all shares of the Company's common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on the other side.)